SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         _______________


                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                        December 2, 1996


                     REYNOLDS METALS COMPANY
     (Exact name of registrant as specified in its charter)




   Delaware                  1-1430               54-0355135
(State of Incorporation)  (Commission            (IRS Employer
                          File Number)      Identification Number)




                     6601 West Broad Street
                         P.O. Box 27003
                  Richmond, Virginia 23261-7003
            (Address of Principal Executive Offices,
                       including zip code)


                         (804) 281-2000
      (Registrant's Telephone Number, including area code)



Item 5.   Other Events.

     The Registrant ("Reynolds") today announced that it will redeem on Dec. 31, 1996 all of its outstanding 7% PRIDES(SM), Convertible Preferred Stock, stated value $47.25 per share
("PRIDES").

     Upon redemption, holders of PRIDES will receive .82 of a share of Reynolds common stock in exchange for each share of PRIDES they own, plus cash for any fractional share. Alternatively, holders may convert each share of PRIDES into .82 of a share of Reynolds common stock on or before the redemption date. The number of shares of common stock deliverable upon redemption is based on a PRIDES Call Price of $48.077 per share and a Current Market Price (the average of the closing prices of the common stock on the New York Stock Exchange Composite Tape for the 15 consecutive trading days ending Nov. 27, 1996) of $58.79 per share. As previously announced, PRIDES dividends for the quarter ended Dec. 31, 1996 will be paid in cash on that date to holders of record as of Dec. 2, 1996. Dividends on the PRIDES will cease to accrue on and after the redemption date.

     Currently there are 11 million PRIDES shares outstanding.
As a result of the redemption, up to 9,020,000 common shares will be issued. Reynolds currently has approximately 63.7 million common shares outstanding.

     The redemption of all of the outstanding PRIDES will save
Reynolds more than $23.7 million in cash in 1997 based on current dividend rates.

     Reynolds is sending a notice of redemption to the registered holders of the PRIDES, including a letter of transmittal to be used in surrendering certificates for redemption. ChaseMellon Shareholder Services, L.L.C., 120 Broadway, New York, NY, will serve as the redemption agent (Telephone: 1-800-777-3674).


_________________

SM    "PRIDES" is a service mark of Merrill Lynch & Co., Inc.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                REYNOLDS METALS COMPANY

                                     D. Michael Jones

                                By:  D. Michael Jones
                                     Senior Vice President and
                                     General Counsel

Dated:  December 2, 1996